Santander Holdings USA, Inc. Announces 2023 Stress Capital Buffer
June 30, 2023 - On June 28, 2023, the Board of Governors of the Federal Reserve System (the “Federal Reserve”) informed Santander Holdings USA, Inc. (“SHUSA”) of SHUSA’s updated stress capital buffer (“SCB”) requirement, which becomes effective on October 1, 2023. SHUSA’s updated SCB will be 2.5% of its Common Equity Tier 1 capital (CET1) resulting in an overall CET1 capital requirement of 7.0%. This is the lowest possible requirement under the SCB rules.

SHUSA’s SCB and strong capitalization support our planned capital actions and long-term capital efficiency objectives.

As a Category IV firm under the Federal Reserve’s tailoring rule, SHUSA was not subject to the Federal Reserve’s Comprehensive Capital Analysis and Review (“CCAR”) process in 2023 and did not opt in to CCAR voluntarily. SHUSA’s stress test results, therefore, are not included in the Federal Reserve’s publicly released 2023 stress test results. Historically, SHUSA has been in the top quartile of the firms subject to CCAR when measured by its minimum forecasted CET1 capital ratio and decrease from starting to minimum CET1 capital ratio.

SHUSA completes its own stress tests utilizing our internally developed bank holding company stress scenario as well as the scenarios provided by the Federal Reserve. In our 2023 stress testing exercise, SHUSA maintains a strong capital position under all forecasted scenarios. SHUSA’s internal stress scenario includes an increasing interest rate environment and large shocks to used car and commercial real estate prices.

About Santander Holdings USA, Inc.

Santander Holdings USA, Inc. (SHUSA) is a wholly owned subsidiary of Madrid-based Banco Santander, S.A. (NYSE: SAN) (Santander), a global banking group with 161 million customers in the U.S., Europe and Latin America. As the intermediate holding company for Santander’s U.S. businesses, SHUSA is the parent company of financial companies with approximately 13,700 employees, 4.5 million customers, and $168 billion in assets, as of December 2022. These include Santander Bank, N.A., Santander Consumer USA Holdings Inc., Banco Santander International, Santander Securities LLC, Santander US Capital Markets LLC and several other subsidiaries. Santander US is recognized as a top 10 auto lender, a top 10 multifamily lender, and a top 10 commercial real estate lender, and has a growing wealth management business. For more information about Santander US, please visit www.santanderus.com.

Media Contact:
Andrew Simonelli
267-798-6406
andrew.simonelli@santander.us